                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        THE CLOROX COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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
                                     [LOGO]

                               THE CLOROX COMPANY

                                   ---------

                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                                 -------------

                               ANNUAL MEETING OF
                                  STOCKHOLDERS

                               NOVEMBER 19, 1997

[CLOROX LOGO]

                               THE CLOROX COMPANY
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 19, 1997

The Annual Meeting of Stockholders of The Clorox Company, a Delaware corporation (the "Company"), will be held at 9:00 A.M. on Wednesday, November 19, 1997, at the offices of the Company, 1221 Broadway, Oakland, California, for the following purposes:

    1. To elect a board of twelve directors to hold office until the next annual election of directors;

    2. To consider and vote upon an amendment of the Company's Certificate of Incorporation to increase the number of shares of authorized Common Stock of the Company;

    3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 1998; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on September 22, 1997 as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Company at 1221 Broadway, Oakland, California.

A copy of the Company's Annual Report for the fiscal year ended June 30, 1997, containing financial statements, is included with this mailing.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED TWO-SIDED PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                          By Order of the Board of Directors

                                          /s/ Edward A. Cutter

                                          Edward A. Cutter,
                                          SENIOR VICE PRESIDENT -- GENERAL
                                          COUNSEL AND SECRETARY
September 29, 1997

                               THE CLOROX COMPANY

                                 1221 BROADWAY
                           OAKLAND, CALIFORNIA 94612

                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of The Clorox Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 A.M. on November 19, 1997 at the above offices of the Company (the "Annual Meeting").

THE PROXY

A stockholder giving the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company or by voting in person at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

All share numbers in this proxy statement give effect to the 2:1 stock split declared July 15, 1997, effected in the form of a stock dividend payable September 2, 1997 on all shares of the Company's common stock, $1.00 par value (the "Common Stock"), outstanding as of the close of business on July 28, 1997.

The only voting securities of the Company are its shares of Common Stock, of
which           shares were outstanding and entitled to vote at the close of business on September 22, 1997. Only stockholders of record at the close of business on September 22, 1997 are entitled to vote at the Annual Meeting. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote of stockholders.

The holders of a majority of the issued and outstanding Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Abstentions and broker non-votes are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions are not counted as votes cast on the proposed election of directors, but will have the same legal effect as a vote against the adoption of the amendment to the Company's Certificate of Incorporation and the ratification of the appointment of independent auditors. Broker non-votes are not counted as votes cast on any matter to which they relate.

This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about September 29, 1997.

PROPOSAL NO. 1:
NOMINEES FOR ELECTION AS DIRECTORS

At the Annual Meeting, twelve persons will be elected as members of the board of directors, each for a one-year term. The Nominating Committee of the board of directors has nominated the twelve persons listed below for election at the Annual Meeting. All of such nominees were elected at the Company's Annual Meeting of Stockholders held on November 20, 1996.

The proxies given to the proxyholders will be voted or not voted as directed thereon and, if no direction is given, will be voted FOR these twelve nominees. The board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the board of directors may nominate in the place of such nominee. Directors will be elected by a plurality of the shares represented and voting at the meeting.

Certain information with respect to each nominee appears on the following pages, including age, period or periods served as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-owned corporations.

- -----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE

- -----------------------------------------------------------------------------------------

WILLIAM F. AUSFAHL Group Vice President and Chief Financial               1984
Officer of the Company.

Mr. Ausfahl is the senior executive officer responsible for
the financial activities of the Company, which include
controllership, treasury, tax and audit, and for information services, investor relations, and corporate communications.
He joined the Company in December 1982, and became Group Vice
President and Chief Financial Officer in Janu-
ary 1983. Age: 57.                                                      [PHOTO]

- ---------------------------------------------------------------------------------

DANIEL BOGGAN, JR. Chief Operating Officer, the National Col-             1990
legiate Athletic Association.

Mr. Boggan became the Chief Operating Officer of the National
Collegiate Athletic Association in 1996, after having been
Group Executive Director for Education Services for the
National Collegiate Athletic Association since November 1994.
Previously, he had been Vice Chancellor for business and
administrative services at the Univer-
sity of California at Berkeley since 1986. Age: 51.                     [PHOTO]

- ---------------------------------------------------------------------------------

JOHN W. COLLINS Former President and Chief Operating Officer              1993
of the Company.

Mr. Collins was President and Chief Operating Officer of the
Company from March 1986 through December 1989. He was also a
Director of the Company from July 1983 through October 1989.
Beginning January 1990, he was on a paid leave of absence
which extended until his retirement on December 31, 1993. He was not active in the
Company's affairs from January 1990 until his reelection to             [PHOTO]
the board of directors in January 1993. Age: 66.

- ---------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
- -----------------------------------------------------------------------------------------

URSULA FAIRCHILD Professional Photographer.                               1976

Mrs. Fairchild is a professional photographer, as well as a
member of the Supervisory Board of Henkel KGaA, Duesseldorf,
Germany (manufacturer of household products and chemicals).
She is a member of the Henkel family, which controls Henkel
KGaA, and is nominated pursuant to an understanding between
the Company and Henkel
KGaA (see Certain Relationships and Transactions, page                  [PHOTO]
below). Age: 66.

- ---------------------------------------------------------------------------------

JUERGEN MANCHOT Vice-Chairman of the Shareholders' Commit-                1989
tee, Henkel KGaA.

Dr. Manchot is the Vice-Chairman of the Shareholders'
Committee of Henkel KGaA, Duesseldorf, Germany (manufacturer of household products and chemicals). He is a member of the
Henkel family, which controls Henkel KGaA, and is nominated
pursuant to an understanding between the Company and Henkel
KGaA (See Certain Relation-
ships and Transactions, page   below). Dr. Manchot is a                 [PHOTO]
director of Transaction Network Services Inc. Age: 60.

- ---------------------------------------------------------------------------------
DEAN O. MORTON Retired Executive Vice President and Chief                 1991
Operating Officer, Hewlett-Packard Company.

Mr. Morton was the Executive Vice President, Chief Operating
Officer and a Director of Hewlett-Packard Company until his
retirement in 1992. Mr. Morton is a director of ALZA
Corporation, Raychem Corporation, KLA-Tencor Inc., Centigram
Communications Corporation, Kaiser Foundation Health Plan and
Hospitals, Nellcor
Puritan Bennett Incorporated and BEA Systems Inc. He is a
trustee of The State Street Research Group of Funds, The                [PHOTO]
State Street Research Portfolios, Inc. and The Metropolitan
Series Fund Inc. Age: 65.

- ---------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
- -----------------------------------------------------------------------------------------

KLAUS MORWIND Executive Vice President and Personally Liable              1995
Associate, Henkel KGaA.

Dr. Morwind is a member of the Management Board of Henkel
KGaA, Duesseldorf, Germany (manufacturer of household
products and chemicals). He joined Henkel KGaA in 1969 and
held several management positions before assuming his current responsibility. Dr. Morwind is nominated pursuant to an
understanding between the
Company and Henkel KGaA (see Certain Relationships and                  [PHOTO]
Transactions, page   below). Age: 54.

- ---------------------------------------------------------------------------------

EDWARD L. SCARFF Private Investor.                                        1986

Mr. Scarff has been a private investor for more than five
years. From 1983 through 1994, he was Chairman of the Board
and Chief Executive Officer of Arcata Corporation (commercial printer and manufacturer of redwood lumber). Mr. Scarff is a director of Ryder TRS, Inc., Ockham Personal Holdings PLC,
Unicon International Ltd. and is
General Partner of Questor Management Co. Age: 66.                      [PHOTO]

- ---------------------------------------------------------------------------------

LARY R. SCOTT Executive Vice President, Arkansas Best                     1989
Corporation.

Mr. Scott was elected as Executive Vice President of Arkansas
Best Corporation in January 1996. Previously, he had been
Chairman and Chief Executive Officer of WorldWay Corporation
from May 1993 until January 1996. Prior to that, Mr. Scott
was President and Chief Executive Officer of Consolidated
Freightways, Inc., a worldwide
transportation company. Age: 61.                                        [PHOTO]

- ---------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------
NAME, PRINCIPAL OCCUPATION                                              DIRECTOR
  AND OTHER INFORMATION                                                  SINCE
- -----------------------------------------------------------------------------------------

G. CRAIG SULLIVAN Chairman of the Board and Chief Executive               1992
Officer of the Company.

Mr. Sullivan has been Chairman of the Board and Chief
Executive Officer of the Company since July 1, 1992.
Previously, he was Vice Chairman and Chief Executive Officer
(May-June, 1992); Group Vice President (1989-1992); Vice
President--Household Products (1984-1989); and Vice
President-Food Service Products Division
(1981-1984). He joined the Company in 1971. Mr. Sullivan is a           [PHOTO]
director of American President Companies, Ltd. Age: 57.

- ---------------------------------------------------------------------------------

JAMES A. VOHS Retired Chairman of Kaiser Foundation Health                1988
Plan, Inc. and Kaiser Foundation Hospitals.

Mr. Vohs retired as Chairman of the Board of Kaiser
Foundation Health Plan, Inc. and Kaiser Foundation Hospitals in March 1992. Previously, he had served as President
(1975-1991) and Chief Executive Officer (1980-1991). Age: 68.

                                                                        [PHOTO]

- ---------------------------------------------------------------------------------

C. A. (AL) WOLFE Retired President, U.S. Division, DDB                    1991
Needham Worldwide and President, Al Wolfe Associates, Inc.

Mr. Wolfe is the President of Al Wolfe Associates, Inc., a
marketing and advertising consulting firm. He is the retired
President of the U.S. Division of DDB Needham Worldwide, a
major advertising agency. Previously, Mr. Wolfe had been
Executive Vice President of N.W. Ayer and Executive Vice
President and General Manager of Wells, Rich,
Greene advertising agencies. He is a director of Dolphin                [PHOTO]
Software, Inc. Age: 65.

- ---------------------------------------------------------------------------------

ORGANIZATION OF THE BOARD OF DIRECTORS

The board of directors has established six standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating Committee, the Employee Benefits and Management Compensation Committee, and the Board Administration and Public Policy Committee. The Finance, Audit, Nominating, Employee Benefits and Management Compensation, and the Board Administration and Public Policy Committees consist only of non-management, independent directors, with the exception of the Board Administration and Public Policy Committee on which Mr. Sullivan serves as the Chairman and Secretary.

EXECUTIVE COMMITTEE. The Executive Committee, consisting of directors Collins, Fairchild, Manchot, Morton, Morwind, Scarff, Sullivan, Vohs, and Mr. Forrest N. Shumway is delegated all of the powers of the board of directors except certain powers reserved by law to the full board. Mr. Shumway is retiring as a director and his term on the board of directors, and all committees thereof, will expire at the Annual Meeting. In addition to being available to meet between regular board meetings on occasions when board action is required but the convening of a full board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the board. The Executive Committee held no meetings during fiscal year 1997.

FINANCE COMMITTEE. The Finance Committee consists of directors Boggan, Collins, Manchot, Morton, Morwind, Scarff and Shumway and, working with the Company's finance and operating personnel, considers and recommends to the board major financial policies and actions of the Company. The Finance Committee held four meetings during fiscal year 1997.

AUDIT COMMITTEE. The Audit Committee, composed of directors Fairchild, Morwind, Scarff, Scott and Wolfe, is the principal link between the board and the Company's independent public accountants. The Audit Committee makes recommendations to the board regarding selection and employment of the Company's independent auditors and, working with the Company's internal and external auditors, monitors internal audit and control procedures. The Audit Committee held three meetings during fiscal year 1997.

NOMINATING COMMITTEE. Directors Boggan, Fairchild, Scarff, Vohs and Wolfe are members of the Nominating Committee. The Nominating Committee identifies and recommends to the board of directors prospective candidates to be considered as nominees for election to the board, including those recommended in writing by any stockholder. The Nominating Committee held three meetings during fiscal year 1997.

COMPENSATION COMMITTEE. The Employee Benefits and Management Compensation Committee (the "Compensation Committee") consists of directors Fairchild, Manchot, Morton, Scott, Shumway and Vohs. The Compensation Committee establishes and monitors the policies under which compensation is paid or awarded to the Company's executive officers, determines executive compensation, grants stock options, restricted stock, performance units and other cash or stock awards under the Company's executive incentive compensation and stock incentive plans, and reviews pension and other retirement plans for adequacy and compliance with applicable regulations. The Compensation Committee held two meetings during fiscal year 1997.

BOARD ADMINISTRATION AND PUBLIC POLICY COMMITTEE. The Board Administration and Public Policy Committee consists of directors Boggan, Collins, Fairchild, Manchot, Morton, Morwind, Scarff, Scott, Shumway, Sullivan, Vohs and Wolfe. The Board Administration and Public Policy Committee establishes the rules and procedures for board governance, is the principal link between the board and the public community, and has oversight responsibility for environmental matters. The Board Administration and Public Policy Committee held one meeting during fiscal year 1997.

The board of directors held six meetings during fiscal year 1997. All directors attended more than 75% of the meetings of the board and committees of which they were members during fiscal year 1997, except for Ms. Fairchild and Dr. Manchot, who attended 73% and 62% of such meetings, respectively.

Non-management directors received an annual fee of $27,500 for the 1997 fiscal year. In addition, each non-management director received $1,000 for each meeting of the board attended and $875 for each meeting of a board committee attended. Directors may elect to defer all or a part of such compensation pursuant to the terms of the Company's Independent Directors' Stock-Based Compensation Plan (the "Directors' Stock-Based Compensation Plan"). The chairperson of each committee received an additional $1,500 for each committee meeting attended. In addition, each non-management director is entitled to receive $1,000 per day for any special assignment requested of any such director by the board. No such special assignment fees were paid in fiscal year 1997. Management directors receive no extra compensation for their service as directors.

Under the Directors' Stock-Based Compensation Plan, a director may annually elect to receive all or a portion of her or his annual retainer and meeting fees in the form of cash, Common Stock, deferred cash or deferred stock units. In addition, each non-employee director also receives an annual grant of $10,000 of deferred stock units. Interest accrues on deferred amounts at an annual interest rate equal to Wells Fargo Bank's prime lending rate in effect on January 1 of each year (8.25% at January 1, 1997). Each deferred stock unit represents a hypothetical share of Common Stock and a participant's deferred stock unit account is increased by Common Stock dividends paid by the Company. Upon termination of service as a director, the amounts accrued for the director under the Directors' Stock-Based Compensation Plan are paid out in cash and Common Stock in five annual installments or, at the director's election, in one such lump sum payment of cash and Common Stock.

Accrual of benefits under the Company's Directors' Retirement Plan ceased in July 1996. Non-employee directors who were accruing retirement benefits pursuant to the terms of that plan when it was terminated received in lieu of accrued benefits under the plan, deferred stock units under the Directors' Stock-Based Compensation Plan having a value equal to the present value of their accrued retirement benefits under the Directors' Retirement Plan. As a result, a total of 20,353 deferred stock units were issued to the non-employee directors.

Pursuant to the Company's 1993 Directors' Stock Option Plan, each non-management director received a grant of stock options covering 1,000 shares of Common Stock during fiscal year 1997 and will receive a grant covering 1,000 shares of Common Stock in subsequent fiscal years. Such stock options vest in two equal installments on each of the first two anniversary dates of the grant date and have an exercise price equal to the fair market value on the grant date.

Other than the non-management director fees, the deferred stock unit grants under the Directors' Stock-Based Compensation Plan, and the stock grants under the Directors' Stock Option Plan, directors who are not employees of the Company do not receive any additional form of direct compensation, nor do they participate in any of the Company's employee plans.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table shows, as of July 31, 1997, the holdings of the Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director and each of the five
executive officers named in the Summary Compensation Table on page   (the "Named
Officers"), and (iii) all directors and executive officers of the Company as a group:

                                                    AMOUNT AND NATURE OF
     NAME OF                                             BENEFICIAL           PERCENT OF
BENEFICIAL OWNER(1)                                     OWNERSHIP(2)           CLASS(3)
- -------------------------------------------------  ----------------------  -----------------

HC Investments, Inc. (4)                                  30,856,200             29.9%
William F. Ausfahl                                           250,840               *
Daniel Boggan, Jr.                                             3,074               *
John W. Collins                                               30,500               *
Ursula Fairchild                                              12,500               *
Gerald E. Johnston                                           108,132               *
Peter N. Louras                                              193,256               *
Juergen Manchot                                                8,500               *
Dean O. Morton                                                10,500               *
Klaus Morwind                                                  3,300               *
Donald C. Murray                                             130,710               *
Edward L. Scarff                                              16,500               *
Lary R. Scott                                                 13,216               *
Forrest N. Shumway                                            16,500               *
G. Craig Sullivan                                            613,926               *
James O. Vohs                                                  8,500               *
C. A. (Al) Wolfe                                               8,500               *
All directors and executive officers as a group
  (31 persons)(5)                                                                  *

- ---------

Notes:

*   Does not exceed 1% of the outstanding shares.

(1) Correspondence to all executive officers and directors of the Company may be mailed to 1221 Broadway, Oakland, California 94612. The address of HC Investments, Inc. is 1100 North Market Street, Suite 780, Wilmington, Delaware 19801.

(2) Each beneficial owner listed has sole voting and dispositive power (or shares such power with her or his spouse) concerning the shares indicated. These totals include the following number of shares of Common Stock which such persons have the right to acquire through stock options exercisable within 60 days of July 31, 1997: Mr. Sullivan -- 569,346; Mr. Ausfahl -- 167,462; Mr. Louras -- 165,470; Mr. Murray -- 115,742; Mr. Johnston --
    100,790; each of Mr. Boggan and Dr. Morwind -- 2,500; Mr. Wolfe -- 4,500; each of the other directors -- 6,500; and all directors, Named Officers and other executive officers as a group (31 persons) -- 2,178,314. The numbers above do not include the following number of shares of Common Stock which such persons have the right to acquire on or after December 31, 1997 through deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and through deferred stock unit dividends thereon: Mr. Sullivan -- 41,558; Mr. Ausfahl -- 12,466; Mr. Louras -- 13,752; Mr. Murray -- 11,628; Mr. Johnston -- 7,762; and all Named Officers and other executive officers as a group (31 persons) --
                . The numbers above do not include the following number of shares of Common Stock which the non-employee directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Directors' Stock-Based Compensation
    Plan: Mr. Boggan -- 1,655; Mr. Collins -- 1,537; Ms. Fairchild -- 6,301; Dr. Manchot -- 1,651;

    Mr. Morton -- 1,980; Dr. Morwind -- 1,570; Mr. Scarff -- 13,611; Mr. Scott -- 2,078; Mr. Shumway -- 4,037; Mr. Vohs -- 5,315; and Mr. Wolfe -- 1,674.

(3) On July 31, 1997, there were 103,195,984 shares of Common Stock issued and outstanding.

(4) Indirect wholly-owned United States subsidiary of Henkel KGaA of Duesseldorf, Germany (manufacturer of household products and chemicals).

(5) Executive officers include the Named Officers and all the vice presidents of the Company.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company and Henkel KGaA are parties to a June 1981 letter agreement (as amended in July 1986 and March 1987, the "Letter Agreement"), relating to ownership by Henkel KGaA of Common Stock and representation on the Company's board of directors. The Letter Agreement assures Henkel KGaA of the right to nominate for election to the board a minimum of two representatives so long as Henkel KGaA beneficially owns at least 5% of the outstanding shares of Common Stock. Under the Letter Agreement, Henkel KGaA's maximum permitted ownership of Common Stock without consultation with the Company is limited to 30%, and Henkel KGaA has affirmed that it considers its investment in the Company as long-term and its role in the Company as that of a significant minority stockholder without an active role in the management of the Company.

The Company and Henkel KGaA have entered into certain joint manufacturing, marketing and product development arrangements in the United States and internationally, either directly or through affiliates or joint venture collaboration. No such arrangements, either individually or in the aggregate, were material to the Company or Henkel KGaA during fiscal year 1997.

During fiscal year 1995, in connection with joining the Company, Frank A. Tataseo, Vice President -- Sales of the Company, received a five-year $150,000 mortgage loan without interest from the Company, which loan remained outstanding during fiscal year 1997.

EMPLOYEE BENEFITS AND MANAGEMENT COMPENSATION
COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The membership of the Compensation Committee consists entirely of directors who
have never been employees of the Company (see page   ).

COMPENSATION PHILOSOPHY.

The Compensation Committee determines executive compensation levels and policies designed to:

    - Motivate each executive toward the achievement of the Company's short and long-term goals, as reflected in its strategic business plans and its statement of principles and values.

    - Be competitive with comparable organizations and be based on both Company performance and the individual's contributions to the Company's results.

    - Make a significant proportion of each executive's total compensation be at-risk incentive compensation in order to emphasize the relationship between pay and performance.

    - Align the interests of executives with those of stockholders through the use of equity-based incentive awards.

COMPENSATION OF EXECUTIVE OFFICERS.

The key components of the executive compensation program are base annual salary, annual short-term incentive awards in the form of stock or cash under the Company's 1996 Executive Incentive Compensation Plan (the "EIC Plan"), and long-term incentive awards in the form of stock options, restricted stock, and performance units under the Company's 1996 Stock Incentive Plan and the 1987 Long-Term Compensation Program. The compensation guidelines are determined by the Compensation Committee based upon competitive data collected from the comparator peer group discussed below and internal ranking within the executive officer group. General targeted competitive levels for base annual salary and annual short-term incentive awards are the 50th percentile of such comparator peer group. General targeted competitive levels for at-risk, long-term compensation are also the 50th percentile with opportunities at the 75th percentile of such comparator peer group for superior financial performance. There is opportunity for the executive officers to earn more than the targeted levels if the Company's performance exceeds the measures discussed in this report and less when performance falls below the targeted levels.

BASE ANNUAL SALARY. Base annual salaries for executive officers are determined by the following factors: (1) parity to market; (2) the individual's performance; (3) promotions resulting in increases in responsibility; and (4) equity in relationship to other executive positions within the Company. With the assistance of the Company's compensation consulting firm, surveys are conducted of benchmark positions in 19 other peer companies (the "Peer Companies"), most of which compete with the Company in one or more of its primary businesses or compete with the Company for management talent. Those which are not direct competitors are in closely-related fields. The Compensation Committee takes into account both the size and performance of the Company relative to the size and performance of the Peer Companies. It also considers the competitiveness of the entire compensation package of the Company's executive officers compared to the Peer Companies. The Compensation Committee reviews which peer companies are selected for compensation analysis and updates the composition of the Peer Companies periodically. For fiscal year 1997, the Compensation Committee established salary ranges for executive officer positions with midpoints which approximate the 50th percentile or median level of the comparable, benchmarked positions. An individual executive officer's position within a salary range depends upon the executive officer's performance, as judged by her or his immediate superior and the chief executive officer. The chief executive officer's performance is judged by the Compensation Committee. The performance of the other five executive officers who serve as members of the management executive committee is judged by the chief executive officer and the Compensation Committee together.

EXECUTIVE INCENTIVE COMPENSATION PLAN. For fiscal year 1997, the EIC Plan, as it applied to executive officers, established a linkage between the annual bonus awards and both the Company's performance and the performance of the executive officers. The Compensation Committee believes that awards under the EIC Plan should include a reward for superior performance and an element of adverse consequences for poor financial results, including no EIC Plan award funding for the Company's financial performance component described below unless the Company achieves an earnings before taxes target previously established by the Compensation Committee. That earnings before taxes target was exceeded in fiscal year 1997.

In keeping with the Company's desire to have executive officers build their holdings of the Company's stock, in fiscal year 1997 executive officers continued to be able to elect to receive all or a portion of their EIC Plan award in the Company's stock rather than cash. Those participants electing stock received a premium equal to 10% of the bonus amount elected to be paid in the Company's stock based on the fair market value on the date of issuance. Those premium shares will be forfeited if the officer transfers the EIC Plan stock within two years of the date of issuance or leaves the Company, other than by death, disability or retirement, before that date.

For the EIC Plan, the Compensation Committee divided the executive officer group into two subcategories: the executive officers who serve as members of the management executive committee and the other executive officers. As of June 30, 1997, the six executive officers serving as members of the management executive committee are the Named Officers plus Mr. Edward A. Cutter, Senior Vice President -- General Counsel and Secretary. For the management executive committee officers, 75% of the EIC Plan award was determined by achieving corporate financial performance measures previously established by the Compensation Committee based on a computation consisting of targeted operating margin level, asset turnover rate and volume growth. In the computation, the targeted operating margin level and asset turnover rate were given equal weight and counted approximately 75% in the determination of the financial measures. Volume growth was weighted at approximately 25%. The targeted corporate financial measures were exceeded as measured at the end of fiscal year 1997.

The remaining 25% of the EIC Plan award was based on achieving pre-established individual objectives related to goals that may not be measured by traditional accounting tools, including an organizational effectiveness review aimed at improving the operations of the Company, and projects to achieve corporate growth and administrative cost savings. Individual objectives and the weight given each individual objective were the same for the members of the management executive committee.

The target EIC Plan award for the management executive committee members ranged from 50-55% of base annual salary at June 30, 1997 (70% for the chief executive officer) if the corporate financial performance and individual objectives were achieved. The maximum EIC Plan award was 100-110% of base annual salary at June 30, 1997 (140% for the chief executive officer) if the goals were substantially exceeded, and the minimum EIC Plan award was 0 if the goals came in substantially lower than the targets. All EIC Plan awards are determined by the chief executive officer and the Compensation Committee or, in the chief executive officer's case, by the Compensation Committee. The EIC Plan awards to members of the executive officer group, other than the management executive committee members, were determined based on (i) the same corporate financial performance measures; and (ii) achieving individual objectives, including, for operating division officers, operating division financial performance measures and other individual objectives, and for staff executive officers, individual objectives, such as the achievement of selected strategic goals and the successful development of human resources. Individual objectives and the weight given each individual objective varied from person to person depending on job responsibilities. The target EIC Plan award for the other members of the executive officer group was 40-45% of base annual salary at June 30, 1997 if goals were achieved up to a maximum of 80-90% if the goals were substantially exceeded and down to a minimum of 0 if the goals came in substantially lower than the targets.

LONG-TERM COMPENSATION PROGRAM. A major goal of the Compensation Committee is to create strong alignment between the executive officers and stockholders. This alignment is achieved through the design of incentive plans and through actual stock ownership. In furtherance of this goal, in April 1996, the Compensation Committee made a 3-year grant of stock options and performance units to all executive officers. In light of the fiscal year 1996 long-term grant, no long-term compensation was awarded during fiscal year 1997, except to Gerald E. Johnston, Group Vice President, and Carlos T. Alcantara, Vice-President -- Latin America, in connection with promotions they received.

The Compensation Committee has endorsed target stock ownership levels by executive officers to be achieved by fiscal year 1999, based on the fair market value of the Common Stock at that time. The levels are the equivalent of four times base annual salary for the chief executive officer, three times base annual salary for the other executive officers who serve as members of the management executive committee, and two times base annual salary for other executive officers. No stock options will be counted in determining ownership levels, which will be based on shares of Common Stock held, including restricted stock, performance shares and performance units, if payable only in stock, and shares held via the Company's Value Sharing Plan, a profit sharing plan which includes 401(k) features.

BENEFITS. The Company provides various employee benefit programs to its executive officers, including medical and life insurance benefits, retirement benefits, an employee stock purchase plan and the Value Sharing Plan. Except for the Supplemental Executive Retirement Plan and the Non-Qualified Deferred
Compensation Plan described on page   and some immaterial perquisites given to
executive officers, these benefit programs are generally available to all employees of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION.

The Compensation Committee increased Mr. Sullivan's base annual salary on October 1, 1996 from $690,000 to $725,000. In determining the amount of Mr. Sullivan's salary increase for fiscal year 1997, the Compensation Committee took into consideration the Company's overall performance for the 1996 fiscal year. The Company's fiscal year 1996 achievements included total stockholder return in the 80th percentile of both the S&P 500 and the Peer Companies; volume growth of 10%; an increase in net earnings of 11%; maintenance of a net profit margin of 10%; an all-time record high 23.8% return on equity from continuing operations; and a continued increase in net asset productivity, as net assets in fiscal year 1996 grew only 9% compared with the 10% volume and 11% profit gains. Mr. Sullivan's salary increase was also determined based on parity to the median level of comparable positions in the Peer Companies and his tenure as chief executive officer.

Mr. Sullivan's EIC Plan award for fiscal year 1997 was based upon the weighted corporate financial performance measures (75%) and individual objectives (25%) established by the Compensation Committee as described above. The targets were exceeded, and Mr. Sullivan's EIC Plan award formula called for a payment of $939,100.

As described above, Mr. Sullivan did not receive any long-term compensation awards during fiscal year 1997. Other than making awards at a higher percentage of his base annual salary, the Compensation Committee did not treat Mr. Sullivan's Long-Term Compensation Program or EIC Plan awards differently from other members of the management executive committee.

ONGOING REVIEW OF COMPENSATION.

The Company's compensation consulting firm conducts an ongoing review of the Company's existing executive compensation programs for the Compensation Committee to continue to ensure the programs support the future direction of the Company and the principles on which executive compensation is based. The Compensation Committee reserves the right to select and/or meet independently with any consultant at its discretion. The Compensation Committee has access to and reviews independent compensation data relating to executive compensation at other companies. The Compensation Committee has developed performance goals, which have been approved by the Company's stockholders, in order to qualify for exclusion the bulk of the EIC Plan awards and all stock-based long-term compensation to the five highest paid executive officers for the federal $1 million tax deductibility limit pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee's policy seeks to balance the interests of the Company in maintaining flexible incentive plans and how the Company benefits from the compensation package paid to any executive officer against the possible loss of a tax deduction when taxable compensation for any of the five highest paid executive officers exceeds $1 million per year.

      Dean O. Morton, Chair              Lary R. Scott
      Ursula Fairchild                   Forrest N. Shumway
      Juergen Manchot                    James A. Vohs

                    (Members of the Compensation Committee)

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for the prior fiscal year were directors Fairchild, Manchot, Morton, Scott, Shumway and Vohs. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for each of the last three fiscal years earned by or paid or awarded to the chief executive officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Officers").

                                                                                      LONG-TERM COMPENSATION
                                                                               -------------------------------------
                                                                                        AWARDS
                                                                               ------------------------
                                                  ANNUAL COMPENSATION          RESTRICTED   SECURITIES     PAYOUTS
                                          -----------------------------------     STOCK     UNDERLYING   -----------
                                                                OTHER ANNUAL    AWARD(S)     OPTIONS/       LTIP        ALL OTHER
                                           SALARY      BONUS    COMPENSATION    ($)(1)(2)      SARS        PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR        ($)      ($)(1)       ($)(1)       (3)(4)(5)    (#)(3)(6)    ($)(5)(6)      ($)(7)
- -----------------------------  ---------  ---------  ---------  -------------  -----------  -----------  -----------  -------------
G. Craig Sullivan............       1997  $ 716,250  $ 939,100       --            --           --        $ 103,618     $ 155,820
  Chairman of the Board and         1996  $ 673,750  $ 541,900       --         $  93,466       --        $ 206,600     $ 119,242
  Chief Executive Officer           1995  $ 615,000  $ 571,520       --         $  90,629      581,412    $  34,684     $ 145,125

William F. Ausfahl...........       1997  $ 324,000  $ 332,900       --         $  33,234       --        $  28,422     $  66,427
  Group Vice President and          1996  $ 307,500  $ 217,550       --         $  43,255      141,398    $   9,797     $  63,831
  Chief Financial Officer           1995  $ 302,500  $ 222,300       --         $  44,501       --        $  87,971     $  62,698

Peter N. Louras..............       1997  $ 301,250  $ 310,500       --            --           --        $  13,962     $  61,593
  Group Vice President              1996  $ 285,000  $ 200,300       --         $  33,611      141,398    $   3,190     $  57,452
                                    1995  $ 267,500  $ 201,600       --         $  30,348       --        $  68,422     $  51,688

Donald C. Murray.............       1997  $ 290,000  $ 295,300       --            --           --        $  11,711     $  55,066
  Group Vice President              1996  $ 265,500  $ 157,340       --         $  31,177      119,618    $   2,675     $  52,742
                                    1995  $ 247,000  $ 171,500       --         $  34,332       --        $  71,680     $  47,232

Gerald E. Johnston...........       1997  $ 277,500  $ 285,100       --         $  23,796       25,414    $  10,547     $  47,130
  Group Vice President              1996  $ 211,250  $ 103,830       --         $  20,223       82,014    $   2,069     $  38,894
                                    1995  $ 196,750  $ 124,400       --            --           --        $  36,729     $  32,072

- ------------

(1) Pursuant to the Company's Management Incentive Compensation Plan ("MIC Plan") and the EIC Plan, executive officers were able to elect all or a portion of their annual bonus plan awards in Common Stock rather than cash. For fiscal years 1996 and 1995, those participants electing stock receive a premium equal to 20% of the gross bonus amount elected to be paid in Common Stock based on the fair market value on August 30, 1996 and 1995, respectively. For fiscal year 1997, the premium was equal to 10% of the gross amount elected to be paid in Common Stock based on the fair market value on September 2, 1997. Such stock awards are subject to transfer restrictions for two years from the date of grant or the premium will be forfeited. The premium received with such stock award elections is included in the Restricted Stock Awards column in the Long-Term Compensation portion of this table. The net number of shares and value of the MIC Plan and EIC Plan annual bonus amounts paid in Common Stock awards, after deductions to the base awards made for income tax purposes, were as follows: for fiscal year 1997, -- 0 shares ($0) for Messrs. Sullivan, Louras and Murray; base award --3,230 shares ($214,694) and premium --500 shares ($33,234) for Mr. Ausfahl; and base award --2,315 shares ($153,875) and premium -- 358 shares ($23,796) for Mr. Johnston; for fiscal year 1996, base award -- 6,250 shares ($292,578) and premium -- 1,936 shares ($90,629) for Mr. Sullivan; base award -- 2,984 shares ($139,689) and premium -- 924 shares ($43,255) for Mr. Ausfahl; base award -- 2,322 shares ($108,699) and premium--718 shares ($33,611) for Mr. Louras; base award -- 2,152 shares ($100,741) and premium -- 666 shares ($31,177); for Mr. Murray; and base award -- 1,394 shares ($65,257) and premium -- 432 shares ($20,223) for Mr. Johnston; and for fiscal year 1995, base award -- 8,104 shares ($275,050) and premium -- 2,754 shares ($93,466) for Mr. Sullivan; base award -- 4,232 shares ($143,627) and premium -- 1,312 shares ($44,501) for Mr. Ausfahl; base award -- 2,364 shares ($80,207) and premium -- 894 shares ($30,348) for Mr. Louras; base award -- 3,265 shares ($110,805) and premium -- 1,012 shares ($34,332) for
    Mr. Murray; and 0 shares ($0) for Mr. Johnston. The fiscal year 1996 and 1997 bonus amounts include a holiday bonus of $200 per person.

(2) Amounts include awards earned for the years indicated, consistent with past practice. In support of the goal of increasing the level of ownership of the Company's stock by the executive officer group, in fiscal years 1994 and 1996 significantly larger grants of stock options and restricted stock were made to all executive officers. Because of the sizes of the fiscal year 1994 and 1996 grants, no Named Officer received any grants of stock options or restricted stock during fiscal year 1995 or 1997 except for shares of restricted stock awarded to Named Officers who elected to receive some or all of their respective MIC Plan or EIC Plan awards in stock rather than cash or to reflect promotions. Other Annual Compensation did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for any Named Officer.

(3) Performance shares awarded to executive officers in fiscal year 1994 vested on October 1, 1996 based on the Company's total stockholder return comparison with the Standard & Poor's 500 Stock Index and the comparator companies at the end of fiscal year 1996. In December 1995, the Company offered executive officers the opportunity to exchange some or all of those performance shares for deferred stock units which are redeemable in an equal number of shares of the Company's stock. Conversion of the deferred stock units into unrestricted shares of stock is deferred until the officer's retirement or termination from the Company. Deferred stock units received in the exchange are subject to a risk of forfeiture if the officer voluntarily terminates her or his employment, other than by retirement, prior to December 31, 1997, or if the officer is terminated for "Cause," as that term is defined in the officer's employment agreement, prior to that date. As an incentive for executive officers to make the exchange, the officer received additional deferred stock units equal to 10% of the number of performance shares exchanged.

(4) The value of all restricted stock awards set forth in the table above was determined by multiplying the fair market value of the Common Stock on the date of grant by the number of shares awarded. As of June 30, 1997, the number and value of aggregate restricted stock award holdings, based on fair market value on June 30, 1997, were as follows: 7,560 shares ($499,669) for Mr. Sullivan; 3,532 shares ($233,443) for Mr. Ausfahl; 2,520 shares ($166,556) for Mr. Louras; 2,628 shares ($173,694) for Mr. Murray; and 962 shares ($63,582) for Mr. Johnston. Dividends are paid on shares of restricted stock awarded commencing from the date of grant.

(5) In the event of a "change of control," all restrictions on restricted stock and performance units end and all stock options become exercisable. A change of control will be deemed to occur if any person or entity becomes the beneficial owner, directly or indirectly, of a specified percentage of the then outstanding shares of Common Stock or has, directly or indirectly, a specified percentage of the combined voting power of the then outstanding securities entitled to vote for directors. For all persons or entities other than Henkel KGaA, the specified percentage is 20%. For Henkel KGaA, the specified percentage is that agreed to between the Company and Henkel KGaA pursuant to the Letter Agreement. The current agreed percentage for Henkel KGaA is 30%. See "Certain Relationships and Transactions". A feature of the Restricted Stock Plan and the 1987 and 1977 Stock Option Plans is the stock withholding election, pursuant to which a recipient may elect to have the Company withhold shares of Common Stock to pay any withholding tax liability that arises when the restrictions on the restricted stock are released or when non-qualified stock options are exercised, respectively. In both cases, the value of shares which may be withheld is based on the per share price of the Common Stock on the Composite Transactions Report for the New York Stock Exchange on the last business day before the withholding is made.

(6) The amounts for fiscal years 1997 and 1996 reflect dividends received from deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock and from performance units granted in April 1996.

(7) Except for amounts received under the Nonqualified Deferred Compensation Plan, the amounts shown in the column are pursuant to programs provided to salaried employees generally and represent actual Company contributions under the Company's Value Sharing Plan and the Nonqualified Deferred Compensation Plan and term life insurance premiums paid by the Company for the benefit of each respective Named Officer.

OPTIONS AND STOCK APPRECIATION RIGHTS

The following tables show options and stock appreciation rights ("SARs") granted or exercised during fiscal year 1997 to or by the Named Officers, and the value of the options and SARs held by the Named Officers at the end of fiscal year 1997.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                  ----------------------------------------------------------       POTENTIAL REALIZABLE VALUE
                                    NUMBER OF       % OF TOTAL                                       AT ASSUMED ANNUAL RATES
                                   SECURITIES      OPTIONS/SARS                                    OF STOCK PRICE APPRECIATION
                                   UNDERLYING       GRANTED TO      EXERCISE OR                          FOR OPTION TERM
                                  OPTIONS/SARS     EMPLOYEES IN     BASE PRICE   EXPIRATION   -------------------------------------
NAME                              GRANTED(#)(1)   FISCAL YEAR(2)    ($/SHARE)(1)    DATE         0%(3)      5%(3)(4)    10%(3)(4)
- --------------------------------  -------------  -----------------  -----------  -----------  -----------  ----------  ------------
Gerald E. Johnston (4)..........        2,156               .3%      $  44.281      7/01/06    $       0   $   60,041  $    152,155
                                        2,156               .3%      $  48.709      7/01/06    $       0   $   66,045  $    167,370
                                        2,156               .3%      $  53.138      7/01/06    $       0   $   72,049  $    182,586
                                       18,946              3.0%      $  44.281      7/01/06    $       0   $  527,613  $  1,337,074

- ---------

(1) The options in the first three rows in the table above will vest on June 30, 1998, June 30, 1999 and June 30, 2000, respectively. The options in the fourth row in the table above vested on July 28, 1997. In the event of a "change of control" (as described in footnote (5) to the Summary
    Compensation Table on page   ), all stock options become exercisable.

(2) The total number of options granted to employees of the Company in fiscal year 1997 represented 634,230 shares of Common Stock.

(3) The 5% and 10% assumed rates of appreciation are shown in response to requirements of the rules of the Securities and Exchange Commission. There can be no assurance that the market value of the Common Stock will appreciate in the assumed manner. The column reflecting no appreciation in market value is intended for illustrative purposes only. The market value of the Common Stock on July 1, 1996, the date of grant of the above options, was $44.281 per share.

(4) Mr. Johnston was the only Named Officer to receive stock options in fiscal year 1997. These options were granted in connection with a promotion.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                              OPTIONS/SARS AT FY-END  IN-THE-MONEY OPTIONS/SARS
                               SHARES ACQUIRED     VALUE         (#) EXERCISABLE/     AT FY-END ($) EXERCISABLE/
NAME                           ON EXERCISE(#)   REALIZED($)      UNEXERCISABLE(1)        UNEXERCISABLE(1)(2)
- -----------------------------  ---------------  ------------  ----------------------  --------------------------
G. Craig Sullivan............        24,114     $    965,218       293,766/581,412    $   11,387,228/$13,642,847
William F. Ausfahl...........        38,034     $  1,421,963        97,366/141,398    $     3,866,476/$3,307,036
Peter N. Louras..............         3,780     $    150,964       101,136/141,398    $     3,957,869/$3,307,036
Donald C. Murray.............        43,812     $  1,355,703        62,424/119,618    $     2,306,437/$2,793,165
Gerald E. Johnston...........         4,626     $    204,012        52,570/107,428    $     2,029,110/$2,410,521

- ---------

(1) The number of shares covered and the value of the unexercisable options listed were all granted under the 1987 Stock Option Plan. In the event of a "change of control" (as described in footnote (5) to the Summary
    Compensation Table on page   ), all stock options become exercisable.

(2) The value of the unexercised options was determined by multiplying the number of shares subject to unexercised options on the fiscal year end, June 30, 1997, by $66.0625, the fair market value of the Common Stock on such date, minus the exercise price of each unexercised option.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

The table below reflects awards to the Named Officers during fiscal year 1997 under The Clorox Company 1987 Long-Term Compensation Program. If objectives are met, such awards are redeemable in shares of Common Stock.

                                                   (B)
                                           -------------------                (C)
                                            NUMBER OF SHARES,   -------------------------------
                   (A)                       UNITS OR OTHER       PERFORMANCE OR OTHER PERIOD
NAME                                          RIGHTS(#)(1)      UNTIL MATURATION OR PAYMENT(2)
- -----------------------------------------  -------------------  -------------------------------
Gerald E. Johnston.......................           1,284         6/30/99, 6/30/00 or Forfeited

- ---------

(1) In connection with a promotion, Mr. Johnston received a grant of performance units in July 1996. The July 1996 grant could vest as early as June 30, 1999 based on the relative total stockholder return (stock price appreciation plus dividends paid) of the Common Stock measured against two comparator groups: first, the total stockholder return of the Standard & Poor's 500 Stock Index and second, the total stockholder return of an index of stocks of the Peer Companies. Each comparator group will have an equal weight of 50%. If, on average, the Company's total stockholder return is at or above the 60th percentile relative to the stockholder returns of the two groups as measured at the end of fiscal year 1999, the restrictions on the performance units will lapse on that date. If the restrictions do not lapse on that date and the Company's total stockholder return is at or above the 50th percentile at the end of fiscal year 2000, the performance units will vest at that time. If, at the end of fiscal year 2000, the Company's total stockholder return is at or above the 40th percentile, but below the 50th percentile, half of the performance units will vest and the other half will be forfeited. If, at the end of fiscal year 2000, the Company's total stockholder return is below the 40th percentile, all of the performance units will be forfeited. The performance units are redeemable in an equal number of shares of Common Stock.

(2) In the event of a "change of control" (as described in footnote (5) to the
    Summary Compensation Table on page   ), all performance units become
    exercisable.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return of the Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and a composite index composed of the Standard & Poor's Household Products Index and the Standard & Poor's Housewares Index for a five-year period ending June 30, 1997. The composite index is weighted based on market capitalization as of the end of each quarter during each of the last five years. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between those dates.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   COMBINED INDEX OF S&P HOUSEHOLD

               Clorox    S&P 500    Products and Housewares Indices
June 1992     $100.00    $100.00                            $100.00
June 1993     $119.01    $113.57                            $110.35
June 1994     $115.54    $115.20                            $113.60
June 1995     $159.36    $145.14                            $154.94
June 1996     $222.34    $182.78                            $195.35
June 1997     $338.78    $246.08                            $289.93

The foregoing report of the Compensation Committee of the board of directors on executive compensation and the performance graph that appears immediately above shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

PENSION BENEFITS

Pension benefits are paid to executive officers under three different plans, the Pension Plan, the Nonqualified Deferred Compensation Plan and the Supplemental Executive Retirement Plan ("SERP").

The Company's Pension Plan is a noncontributory "cash balance" defined benefit plan qualified under pertinent income tax laws. Essentially all salaried employees as well as nonunion hourly employees with at least one year of service participate in the Pension Plan. Prior to July 1, 1996, benefits were calculated based on career average compensation. Effective July 1, 1996, participants in the plan accrue benefits equal to 3% of qualified earnings each year. Qualified earnings include base annual salary and bonus. Participants' benefits are adjusted each quarter by an interest factor. Participants meeting certain age and years of service levels will receive the greater of the benefits calculated under the career average compensation formula and the new cash balance formula. Each of the Named Officers met the age and years of service levels and will receive the greater of the benefits under the current and prior formulas. A participant is fully vested in her or his benefit after 5 years of service.

The Nonqualified Deferred Compensation Plan provides additional benefits equal to the employer-provided benefits that plan participants do not receive under the Pension Plan because of Internal Revenue Code limits. This plan has the same five-year vesting provision as the Pension Plan.

The purpose of the SERP is to provide executive officers a fixed objective of 55% of the average annual compensation for the three consecutive years of highest compensation. Compensation consists of base annual salary and the EIC Plan bonus. For the Named Officers, those amounts are shown in salary and bonus
columns (c) and (d) of the Summary Compensation Table on page   . There is a
minimum service requirement of ten years. SERP benefits are offset by the annuity value of amounts received from primary social security, the Pension Plan and Company contributions to the Value Sharing Plan and Nonqualified Deferred Compensation Plan.

Assuming retirement at age 65, fiscal year 1997 annual base salary and bonus and no future increase in such compensation and an interest rate of 8%, the SERP benefits for the Named Officers will exceed benefits under the other plans. The retirement benefits shown in the table below are based on the SERP, calculated for an unmarried person, on a straight life annuity basis, based on retirement at age 65 with 15 or more years of service with the Company. They would be proportionately reduced for early retirement or for shorter years of service to a minimum of 10 years. Thus, the table below shows what would be received by the Named Officers under the three plans for pension benefits, taken collectively.

                                                                                  15 OR MORE
                                                                                   YEARS OF
COMPENSATION(1)                                                                    SERVICE
- ------------------------------------------------------------------------------  --------------
$ 500,000.....................................................................   $    275,000
$ 600,000.....................................................................   $    330,000
$ 700,000.....................................................................   $    385,000
$ 800,000.....................................................................   $    440,000
$ 900,000.....................................................................   $    495,000
$1,000,000....................................................................   $    550,000
$1,100,000....................................................................   $    605,000
$1,200,000....................................................................   $    660,000
$1,300,000....................................................................   $    715,000
$1,400,000....................................................................   $    770,000
$1,500,000....................................................................   $    825,000
$1,600,000....................................................................   $    880,000
$1,700,000....................................................................   $    935,000
$1,800,000....................................................................   $    990,000
$1,900,000....................................................................   $  1,045,000
$2,000,000....................................................................   $  1,100,000

- ---------

(1) The number of years of credited service for each of the Named Officers are:
    Mr. Sullivan, 26; Mr. Ausfahl, 15; Mr. Louras, 17; Mr. Murray, 19; and Mr. Johnston, 15.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

The Company has entered into employment agreements with each of the Named
Officers named in the Summary Compensation Table on page   above. The term of
the employment agreement for Mr. Sullivan is five years and for each of the other Named Officers is three years. Such agreement terms are "evergreen" in that they maintain a five-year term, in the case of the chief executive officer, or a three-year term, in the case of the other Named Officers, unless either party gives five-years' notice of termination, in the case of the chief executive officer's employment agreement, and three-years' notice of termination, in the case of the other Named Officers' employment agreements. The employment agreements are also terminable at any time by the Company either for "Cause," as that term is defined in them, or "at will" by either the Named Officer or the Company. In the case of an "at will" termination by the Company, a Named Officer is entitled to receive annually severance benefits of his then current base salary, plus 75% of his target MIC Plan or EIC Plan award for the previous fiscal year, for the length of the remaining term of his employment agreement, subject to offset for other earned income. He is also entitled to continue to participate in the Company's medical and dental insurance programs for the same period. In addition, the Named Officer would receive a pro-rated EIC Plan award for the year in which termination occurs.

The Company has entered into change of control agreements with each of the Named Officers. Within a three-year period of a "change of control" (as described in
footnote (5) to the Summary Compensation Table on page   ), a Named Officer may
terminate his employment in the event of a reduction or elimination in rank, responsibilities, compensation or benefits, and he may also terminate his employment absent such reasons within a 30-day period following the first anniversary of the change of control. In the event of such termination, the Named Officer will receive a lump sum amount equal to his then current base salary, plus 100% of his target MIC Plan or EIC Plan award for the then current fiscal year, multiplied by the change of control benefit multiple under the change of control agreements. For the Named Officers, such multiple is three. In addition, a Named Officer is entitled to continue to participate in the Company's medical and dental insurance programs for the remaining term of his change of control agreement. The Named Officer would also receive a pro-rated EIC Plan award for the year in which termination occurs. If payments received under the change of control agreements are subject to tax under Section 4999 of the Internal Revenue Code (which deals with certain payments contingent on a change of control), the Company will make an additional payment to the Named Officer in respect of such tax.

The Company has also entered into employment agreements and change of control agreements on similar terms with each of the other executive officers of the Company. The termination notice periods for these agreements range from three years to one year depending upon the executive officer's level in the organization and her or his tenure as an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and Securities and Exchange Commission regulations require the Company's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. The Company undertakes to file such forms on behalf of the reporting person pursuant to a power of attorney given to certain attorneys-in-fact. Such reporting officers, directors and ten percent stockholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of copies of such reports received or written representations from such executive officers, directors and ten percent stockholders, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 1997, except the following officers and directors inadvertently omitted reporting the following transactions: Dr. Klaus Morwind had a purchase transaction which occurred in February 1996, which was disclosed in a Form 4 filing in January 1997, and Mr. Frank Tataseo received stock option grants in October 1994, which were disclosed in a Form 4 filing in January 1997, and the non-employee directors received deferred stock unit grants under the new Directors' Stock-Based Compensation Plan during fiscal year 1997, which were disclosed in a Form 5 filing in September 1997.

PROPOSAL NO. 2:
ADOPTION OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

The Company's Certificate of Incorporation currently authorizes 175,000,000 shares of Common Stock, par value $1.00 per share, and 5,000,000 shares of Preferred Stock, par value $1.00 per share. On July 15, 1997, the board of directors declared a two-for-one stock split of the Company's Common Stock on all shares held of record as of the close of business on July 28, 1997. After giving effect to the stock split, the Company had 103,195,984 shares of Common Stock outstanding on July 31, 1997, and options to purchase 5,930,184 shares of Common Stock were outstanding on such date.

The board of directors has adopted, subject to approval by stockholders at the Annual Meeting, an amendment of the Company's Certificate of Incorporation ("Amendment") to increase the authorized capital of the Company. The proposed Amendment provides that the Company's authorized stock would consist of 375,000,000 shares of Common Stock, with a par value of $1.00 per share, and 5,000,000 shares of Preferred Stock, with a par value of $1.00 per share. Thus, the Amendment does not increase or otherwise affect the number of authorized shares of Preferred Stock which may be issued by the Company. The provisions of Article Four of the Certificate of Incorporation as proposed to be amended are set forth in Appendix A to this proxy statement.

The board of directors believes that as a result of the stock split and taking into account outstanding options, deferred stock units and performance units, it would be advisable for the Company to have additional authorized shares available for use in future transactions involving the issuance of shares of the Company's Common Stock. The additional shares, if so authorized, could be issued at the discretion of the board of directors without any further action by the stockholders, except as required by applicable law or regulation, in connection with acquisitions, efforts to raise additional capital for the Company, and other corporate purposes. Except for its existing director and employee stock-based compensation plans, the Company currently has no plans or commitments that would involve the issuance of additional shares of Common Stock.

Authorizing the Company to issue more shares than currently authorized by the Certificate of Incorporation will not affect materially any substantive rights, powers or privileges of holders of outstanding Common Stock.

This proposal is not the result of management's knowledge of any specific effort to accumulate the Company's securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. The Company is not submitting this proposal to enable it to frustrate any efforts by another party to acquire a controlling interest. The submission of this proposal is not a part of any plan by the Company's management to render the takeover of the Company more difficult.

The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendment of the Company's Certificate of Incorporation.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES OF COMMON STOCK VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3:
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the board of directors has recommended, and the board of directors has selected, Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 1998. Deloitte & Touche LLP has been so engaged since 1957. During fiscal year 1997, Deloitte & Touche LLP examined the Company's consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

Ratification of the selection of Deloitte & Touche LLP by stockholders is not required by law. However, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the board of directors to continue this policy). The board of directors recommends the adoption of the following resolution which will be presented to the Annual Meeting:

       RESOLVED, that the stockholders of The Clorox Company hereby ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 1998.

The persons designated in the enclosed proxy will vote your shares FOR ratification unless instructions to the contrary are indicated in the enclosed proxy. If the stockholders fail to ratify the selection of this firm, the board of directors will reconsider the matter. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

OTHER BUSINESS

The board of directors is not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

SOLICITATION OF PROXIES

The Company has not retained an outside firm in connection with the solicitation of the enclosed proxy. However, executive officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telegraph, facsimile or personal call.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Stockholders who may wish to present proposals for inclusion in the Company's proxy material and for consideration at the 1998 annual meeting must submit such proposals in writing to the Secretary at the address shown on the top of the notice accompanying this proxy statement not later than June 1, 1998.

                                          By Order of the Board of Directors

                                          /s/ Edward A. Cutter

                                          Edward A. Cutter,
                                          SENIOR VICE PRESIDENT -- GENERAL
                                          COUNSEL AND SECRETARY

September 29, 1997

                                                                      APPENDIX A

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

The first paragraph and sentence of ARTICLE FOUR of the Certificate of Incorporation of The Clorox Company is hereby amended to read as follows:

       The total number of shares of stock which the corporation shall have authority to issue is 380,000,000 shares, consisting of 375,000,000 shares of Common Stock having a par value of $1.00 per share and 5,000,000 shares of Preferred Stock having a par value of $1.00 per share.

                                  Recycle Logo

                           Printed on Recycled Paper

/X/                                                                         0129

PLEASE MARK CHOICES IN BLUE OR BLACK INK AS IN THIS SAMPLE.

The Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR proposals 2 and 3.

                                           FOR          WITHHELD
1. Election of Directors.
   (See list below)                       /   /          /   /

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):


                                           FOR      AGAINST      ABSTAIN
2. Proposal to approve an amendment
   of the Clorox Company's Certificate
   of Incorporation to increase the
   authorized capital of the Clorox
   Company.                               /   /       /  /        /  /


3. Proposal to ratify the selection
   of Deloitte & Touche LLP as
   independent auditors for The Clorox
   Company for the fiscal year ending
   June 30, 1998.                         /   /       /  /        /  /




Check this box only if you have comments or change
of address and use the back of form.                  /  /

Check this box only if you wish to attend and
vote at the meeting.                                  /  /


SIGNATURE(S)                                                DATE
            ------------------------------------------------    ---------------

NOTE: Your signature should conform with your name as printed above. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If stock is owned by a partnership or corporation, please indicate your capacity in signing the proxy.
       If stock is held in joint ownership, all co-owners must sign.
       Please sign, date and return promptly.





PLEASE TEAR OFF AT PERFORATION AND RETURN SIGNED PORTION AS SOON AS POSSIBLE.


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           THE CLOROX COMPANY
           ANNUAL MEETING NOVEMBER 19, 1997

           Nominees for Director:

           William F. Ausfahl, Daniel Boggan, Jr., John W. Collins, Ursula Fairchild, Juergen Manchot, Dean O. Morton,
           Klaus Morwind, Edward L. Scarff, Lary R. Scott,
           G. Craig Sullivan, James A. Vohs, C.A. (Al) Wolfe

- -------------------------------------------------------------------------------
                        **********IMPORTANT**********
- -------------------------------------------------------------------------------
                 DETACH AT PERFORATION AND RETAIN THIS PORTION.
                    THE PROXY VOTING INSTRUCTIONS SHOULD BE
                         RETURNED AS SOON AS POSSIBLE
- -------------------------------------------------------------------------------

                                 PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX
COMPANY

The undersigned, whose signature appears on the reverse, hereby appoints
G. C. SULLIVAN, W. F. AUSFAHL and E. A. CUTTER, and each of them, with full power of substitution and revocation, the proxy or proxies of the undersigned to vote the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 19, 1997, and at any and all adjournments thereof and on all matters that may properly come before the meeting.

Your shares will be voted as directed herein. If signed and no direction is given for any item, it will be voted in favor of Items 1, 2 and 3.

If you have any comments or change of address, MARK THE APPROPRIATE BOX ON THE REVERSE SIDE and use the following space:


- -------------------------------------------------------------------------------


- -------------------------------------------------------------------------------


- -------------------------------------------------------------------------------


INSTRUCTIONS:

1. Use the reverse side to specify your voting instructions for each proposal.
2. Sign and date form.
3. Tear off at perforation and RETURN THIS PORTION OF THE FORM ONLY.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS PLUS HELP AVOID THE EXPENSES ASSOCIATED WITH SUCH ADDITIONAL MAILINGS.



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